Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces Second Quarter 2024 Results

LANSING, Mich. — August 7, 2024 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced its financial results for the second quarter ended June 30, 2024.

Key Highlights

▪Strong earnings driven by a 9% increase in total annuity assets under management, from $227 billion as of June 30, 2023 to $247 billion as of June 30, 2024, largely due to higher equity markets over the past 12 month period
▪Record level of registered index-linked annuity (RILA) sales of $1.4 billion in the second quarter of 2024, up from $541 million in the second quarter of 2023, reflecting our continued retail annuity sales diversification efforts
▪Net income attributable to Jackson Financial Inc. common shareholders of $264 million, or $3.43 per diluted share in the second quarter of 2024, compared to $1.2 billion, or $14.21 per diluted share in the second quarter of 2023
▪Adjusted operating earnings1 of $410 million, or $5.32 per diluted share in the second quarter of 2024, compared to $283 million, or $3.34 per diluted share in the second quarter of 2023, driven largely by higher spread income and growth in variable annuity assets under management, as well as a reduction in the diluted share count due to common share repurchases
▪Robust capital position at the operating company, with total adjusted capital of $4.7 billion and an estimated risk-based capital (RBC) ratio at Jackson National Life Insurance Company (JNLIC) of 550-570% as of June 30, 2024, which also reflects the impact of a second quarter distribution from JNLIC of $250 million
▪Returned $144 million to common shareholders in the second quarter of 2024 through $90 million of common share repurchases and $54 million in common dividends
▪Cash and highly liquid securities at the holding company of over $500 million as of June 30, 2024, which was above Jackson’s targeted minimum liquidity buffer
▪Received Board approval for an increase of $750 million to the Company’s existing common share repurchase authorization

Laura Prieskorn, President and Chief Executive Officer of Jackson, stated, “Jackson’s second quarter results highlight our distribution strength and consistent capital generation. Our retail annuity sales were up 36% from the second quarter of 2023 driven by record RILA sales that further diversify our product mix. Consistent with our move to smaller, periodic operating company distributions, Jackson National Life distributed $250 million to its parent during the second quarter. We are well-positioned relative to our financial targets, as we maintained more than $1 billion in excess capital above our targeted minimum RBC ratio of 425%, returned $144 million to common shareholders during the second quarter, and increased our excess cash at the holding company. We anticipate building on this momentum through the remainder of 2024 and continuing to deliver on our mission of helping Americans achieve financial freedom for life.”

1 For the reconciliation of non-GAAP measures to the most comparable U.S. GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

Consolidated Second Quarter 2024 Results

The Company reported net income attributable to Jackson Financial Inc. common shareholders of $264 million, or $3.43 per diluted share for the three months ended June 30, 2024, compared to $1.2 billion, or $14.21 per diluted share for the three months ended June 30, 2023. The lower current period net income was primarily due to an unfavorable net hedging result compared to the prior year’s second quarter. The prior year’s second quarter reflected a larger market risk benefits gain resulting from comparatively greater increases in interest rates and more favorable fund performance. The current quarter net income reflects a $71 million gain from business reinsured to third parties, while the prior year’s second quarter included a gain of $118 million. The results of reinsured business can differ significantly quarter to quarter; however, these results do not impact our statutory capital or free cash flow and have a minimal net impact on shareholders’ equity because of the offset from related changes in Accumulated Other Comprehensive Income (AOCI). We believe the non-GAAP measure of adjusted operating earnings better represents the underlying performance of our business as the figure excludes, among other things, changes in fair value of derivative instruments and market risk benefits tied to market volatility.

Adjusted operating earnings for the three months ended June 30, 2024, were $410 million, or $5.32 per diluted share, compared to $283 million or $3.34 per diluted share for the three months ended June 30, 2023. The current quarter adjusted operating earnings benefited from improved spread income, increased fee income resulting from higher average variable annuity assets under management (AUM), and reduced diluted share count due to common share repurchases. These were partially offset by higher market-related costs and other expenses.

Total common shareholders’ equity was $9.6 billion or $125.25 per diluted share as of June 30, 2024, compared to $9.6 billion or $121.29 per diluted share as of December 31, 2023. Adjusted book value attributed to common shareholders2 was $11.5 billion or $150.35 per diluted share as of June 30, 2024, compared to $10.8 billion or $136.34 per diluted share as of December 31, 2023. The increase was driven primarily by adjusted operating earnings of $744 million as well as non-operating, net hedging gains during the six months ended June 30, 2024.

Segment Results – Pretax Adjusted Operating Earnings2

	Three Months Ended
(in millions)	June 30, 2024	June 30, 2023
Retail Annuities	$465	$328
Institutional Products	29	17
Closed Life and Annuity Blocks	35	7
Corporate and Other	(56)	(47)
Total[3]	$473	$305

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $465 million in the second quarter of 2024, compared to $328 million in the second quarter of 2023. The current quarter benefited from higher fee income resulting from higher average variable annuity AUM, and higher spread income. These items were partially offset by higher market-related costs and other expenses in the current quarter.

Total annuity sales of $4.2 billion in the second quarter of 2024 were up 36% from the second quarter of 2023, driven by record RILA sales of $1.4 billion, up 163% from the second quarter of 2023. Traditional variable annuity sales in the current quarter of $2.7 billion were up 11% from the second quarter of 2023. Fixed and fixed indexed
2 For the reconciliation of non-GAAP measures to the most comparable U.S. GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 See reconciliation of Net Income to Total Pretax Adjusted Operating Earnings in the Appendix to this release.

annuity sales in the current quarter totaled $85 million, compared to $115 million in the second quarter of 2023.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $29 million in the second quarter of 2024, compared to $17 million in the second quarter of 2023. The increase from the prior year’s second quarter was due to higher spread income. Net flows were $(619) million in the current quarter, and total account value of $7.3 billion was down from $8.9 billion in the second quarter of 2023.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported pretax adjusted operating income of $35 million in the second quarter of 2024 compared to $7 million in the second quarter of 2023. The increase from the prior year’s quarter was primarily due to improved mortality and lower other policyholder benefits expense.

Corporate and Other

Corporate and Other reported a pretax adjusted operating loss of $(56) million in the second quarter of 2024 compared to a loss of $(47) million in the second quarter of 2023. The decline was primarily due to lower other income and net investment income, partially offset by lower operating expenses.

Capitalization and Liquidity

(Unaudited, in billions)	June 30, 2024	March 31, 2024
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$4.7	$4.7
Statutory TAC at JNLIC was $4.7 billion as of June 30, 2024, in line with March 31, 2024. TAC was supported by strong base contract cash flows which generated substantial statutory capital during the quarter. This was broadly offset by a $250 million distribution to JFI during the second quarter and the related reduction in deferred tax asset admissibility. JNLIC’s estimated RBC ratio as of June 30, 2024 was 550-570%, down slightly from 555-575% as of March 31, 2024 due to a modest increase in estimated company action level (CAL) required capital.

Cash and highly liquid securities at the holding company totaled over $500 million as of June 30, 2024, which was above our targeted minimum liquidity buffer of 2x annual holding company expenses.

Earnings Conference Call

Jackson will host a conference call Thursday, August 8, 2024, at 10 a.m. ET to review the second quarter results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the webcast, click here.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this release not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied. Factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the U.S. Securities and Exchange Commission (the SEC) on February 28, 2024, and elsewhere in the Company’s reports filed with the SEC. Except as required by law, Jackson Financial Inc. does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-GAAP financial measures provide useful information to investors in measuring the financial performance and condition of its business, investors are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Financial Measures” Appendix of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Michigan Department of Insurance and Financial Services and available in the investor relations section of the Company’s website at investors.jackson.com/financials/statutory-filings.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Through our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences, we strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

 *SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2023, for the financial services industry (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

WEBSITE INFORMATION
Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the Second Quarter 2024 results. We routinely use our investor relations website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information. We may also use social media channels to communicate with our investors and the public about our Company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels is not incorporated by reference into and is not part of this document.

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with U.S. GAAP, we use and report selected non-GAAP financial measures. Management believes the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the second quarter ended June 30, 2024, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc. common shareholders, the most comparable U.S. GAAP measure.

U.S. GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended
(in millions, except share and per share data)	June 30, 2024	June 30, 2023
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$264	$1,204
Add: dividends on preferred stock	11	13
Add: income tax expense (benefit)	36	245
Pretax income (loss) attributable to Jackson Financial Inc.	311	1,462
Non-operating adjustments – (income) loss:
Guaranteed benefits and hedging results:
Fees attributed to guaranteed benefit reserves	(780)	(781)
Net movement in freestanding derivatives[1]	1,083	1,911
Market risk benefits (gains) losses, net	(516)	(2,570)
Net reserve and embedded derivative movements	278	194
Amortization of DAC associated with non-operating items at date of transition to LDTI[2]	136	149
Total guaranteed benefits and hedging results	201	(1,097)
Net realized investment (gains) losses	30	40
Net realized investment (gains) losses on funds withheld assets	214	134
Net investment income on funds withheld assets	(285)	(252)
Other items	2	18
Total non-operating adjustments	162	(1,157)
Pretax adjusted operating earnings	473	305
Less: operating income tax expense (benefit)	52	9
Adjusted operating earnings before dividends on preferred stock	421	296
Less: dividends on preferred stock	11	13
Adjusted operating earnings	$410	$283

Weighted Average diluted shares outstanding	77,078,930	84,754,611
Net income (loss) per diluted share	$3.43	$14.21
Adjusted Operating Earnings per diluted share	$5.32	$3.34
[1]Includes $16 million loss related to interest rate swaps in 2Q24.
2LDTI - Adoption of FASB issued ASU 2018-12 “Targeted Improvements to the Accounting for Long Duration Contracts”.

Adjusted Book Value Attributable to Common Shareholders

Adjusted Book Value Attributable to Common Shareholders excludes Preferred Stock and Accumulated Other Comprehensive Income (Loss) ("AOCI") attributable to Jackson Financial Inc ("JFI"), which does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to JFI from Adjusted Book Value Attributable to Common Shareholders because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to JFI is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of JFI.

(in millions)	June 30, 2024	December 31, 2023
Total shareholders’ equity	$10,084	$10,170
Less: Preferred equity	533	533
Total common shareholders’ equity	9,551	9,637
Adjustments to total common shareholders’ equity:
Exclude Accumulated Other Comprehensive (Income) Loss attributable to Jackson Financial Inc.	1,914	1,196
Adjusted Book Value Attributable to Common Shareholders	$11,465	$10,833

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2024	2023
(in millions, except share and per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $27 and $21 at June 30, 2024 and December 31, 2023, respectively (amortized cost: 2024 $45,300; 2023 $44,844)	$40,352	$40,422
Debt Securities, at fair value under fair value option	2,567	2,153
Debt Securities, trading, at fair value	72	68
Equity securities, at fair value	212	394
Mortgage loans, net of allowance for credit losses of $160 and $165 at June 30, 2024 and December 31, 2023, respectively	9,699	10,082
Mortgage loans, at fair value under fair value option	430	481
Policy loans (including $3,511 and $3,457 at fair value under the fair value option at June 30, 2024 and December 31, 2023, respectively)	4,439	4,399
Freestanding derivative instruments	226	390
Other invested assets	2,673	2,466
Total investments	60,670	60,855
Cash and cash equivalents	1,736	2,688
Accrued investment income	518	512
Deferred acquisition costs	12,066	12,302
Reinsurance recoverable, net of allowance for credit losses of $27 and $29 at June 30, 2024 and December 31, 2023, respectively	23,699	25,422
Reinsurance recoverable on market risk benefits, at fair value	121	149
Market risk benefit assets, at fair value	8,556	6,737
Deferred income taxes, net	768	640
Other assets	554	1,294
Separate account assets	229,088	219,656
Total assets	$337,776	$330,255

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2024	2023
(in millions, except share and per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$11,370	$11,898
Other contract holder funds	54,723	55,319
Market risk benefit liabilities, at fair value	3,890	4,785
Funds withheld payable under reinsurance treaties (including $3,683 and $3,626 at fair value under the fair value option at June 30, 2024 and December 31, 2023, respectively)	18,465	19,952
Long-term debt	2,034	2,037
Repurchase agreements and securities lending payable	1,797	19
Collateral payable for derivative instruments	116	780
Freestanding derivative instruments	900	1,210
Notes issued by consolidated variable interest entities, at fair value under fair value option	2,041	1,988
Other liabilities	3,068	2,277
Separate account liabilities	229,088	219,656
Total liabilities	327,492	319,921

Equity
Series A non-cumulative preferred stock and additional paid in capital, $1.00 par value per share: 24,000 shares authorized; 22,000 shares issued and outstanding at June 30, 2024 and December 31, 2023; liquidation preference $25,000 per share	533	533
Common stock; 1,000,000,000 shares authorized, $0.01 par value per share and 75,700,457 and 78,660,221 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	6,007	6,005
Treasury stock, at cost; 18,780,549 and 15,820,785 shares at June 30, 2024 and December 31, 2023, respectively	(796)	(599)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(277) and $(178) at June 30, 2024 and December 31, 2023, respectively	(3,626)	(2,808)
Retained earnings	7,965	7,038
Total shareholders' equity	10,084	10,170
Noncontrolling interests	200	164
Total equity	10,284	10,334
Total liabilities and equity	337,776	330,255

Condensed Consolidated Income Statements

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2024	2023	2024	2023
Revenues
Fee income	$2,008	$1,913	$4,006	$3,801
Premiums	37	52	75	77
Net investment income:
Net investment income excluding funds withheld assets	463	390	927	790
Net investment income on funds withheld assets	285	252	555	559
Total net investment income	748	642	1,482	1,349
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(1,342)	(2,112)	(4,234)	(4,838)
Net gains (losses) on funds withheld reinsurance treaties	(214)	(134)	(415)	(807)
Total net gains (losses) on derivatives and investments	(1,556)	(2,246)	(4,649)	(5,645)
Other income	10	19	11	34
Total revenues	1,247	380	925	(384)

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	209	241	430	469
(Gain) loss from updating future policy benefits cash flow assumptions, net	(18)	10	(7)	24
Market risk benefits (gains) losses, net	(516)	(2,570)	(3,234)	(2,744)
Interest credited on other contract holder funds, net of deferrals and amortization	273	295	546	580
Interest expense	26	28	51	56
Operating costs and other expenses, net of deferrals	678	620	1,363	1,236
Amortization of deferred acquisition costs	277	291	555	584
Total benefits and expenses	929	(1,085)	(296)	205
Pretax income (loss)	318	1,465	1,221	(589)
Income tax expense (benefit)	36	245	137	(313)
Net income (loss)	282	1,220	1,084	(276)
Less: Net income (loss) attributable to noncontrolling interests	7	3	14	4
Net income (loss) attributable to Jackson Financial Inc.	275	1,217	1,070	(280)
Less: Dividends on preferred stock	11	13	22	13
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$264	$1,204	$1,048	$(293)

Earnings per share
Basic	$3.45	$14.58	$13.55	$(3.55)
Diluted[1]	$3.43	$14.21	$13.44	$(3.55)
(1) If we reported a net loss attributable to Jackson Financial Inc., all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. The shares excluded from the diluted EPS calculation were 2,794,562 shares for the six months ended June 30, 2023.